UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of the property described in Item 2.01 is incorporated by reference herein.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On August 28, 2007, KBS Real Estate Investment Trust, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBS Plano Corporate Center, LLC (the “Owner”), purchased two three-story office buildings containing 308,038 rentable square feet (the “Plano Corporate Center I & II”) from PCCP Lincoln Plano Corporate Center, L.P., which is not affiliated with the Company or its advisor, KBS Capital Advisors LLC (the “Advisor”). The Plano Corporate Center I & II is located on two parcels of land totaling approximately 20 acres at 2201 and 2301 West Plano Parkway in Plano, Texas.

The purchase price of the Plano Corporate Center I & II was approximately $45.8 million plus closing costs. The acquisition was funded from a $30.6 million fixed rate loan secured by the Plano Corporate Center I & II and with proceeds from the Company’s ongoing public offering.

The Plano Corporate Center I & II was completed in 1999 (Plano Corporate Center I) and 2001 (Plano Corporate Center II) and is currently 86% leased by thirteen tenants at August 2007, including FedEx Kinko’s Office and Print Services (31%) and UnitedHealthcare Group (22%). FedEx Kinko’s is an operating company of the express delivery company FedEx Corporation and is a provider of document solutions and business services. UnitedHealthcare is a leading United States health insurer, offering a variety of health care plans and services to about 70 million customers in the United States.

The current aggregate annual base rent for the tenants of the Plano Corporate Center I & II is approximately $4.5 million. As of August 2007, the current weighted-average remaining lease term for the current tenants of the Plano Corporate Center I & II is approximately 6.1 years. The FedEx Kinko’s lease expires in November 2015 and the average annual rental rate for the FedEx Kinko’s lease over the remaining lease term is approximately $18.27 per square foot. FedEx Kinko’s has the right, at its option, to terminate its lease effective January 1, 2014 with twelve months notice and upon payment of a termination fee. FedEx Kinko’s also has the right, at its option, to extend the lease for two additional five-year periods. The UnitedHealthcare lease expires in August 2014 and the average annual rental rate for the UnitedHealthcare lease over the remaining lease term is approximately $16.63 per square foot. UnitedHealthcare has the right, at its option, to extend the lease for two additional five-year periods.

The Company does not intend to make significant renovations or improvements to the Plano Corporate Center I & II. Management of the Company believes the Plano Corporate Center I & II is adequately insured.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF COMPANY

In connection with the acquisition of the Plano Corporate Center I & II, the Owner obtained a $30.6 million fixed rate mortgage loan from a financial institution. The loan matures on September 1, 2012 and bears interest at a fixed rate of 5.90% per annum. Monthly installments on the loan are interest-only and the entire principal amount is due on the maturity date, assuming no prior principal prepayment. The Owner has the right to prepay the entire loan one year after September 1, 2007 by providing 30 days written notice of election to prepay the note, and upon payment of a prepayment premium equal to the greater of (a) 1.00% of the outstanding principal amount of the note or (b) the present value of the note (calculated as of the prepayment date at a discount rate equal to the yield of U.S. Treasuries with maturity equal to the remaining term of the note plus 0.50%) less the outstanding principal amount of the note. The loan is secured by the Plano Corporate Center I & II.

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ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before November 14, 2007, by amendment to this Form 8-K.

(b) Pro Forma Financial Information. See paragraph (a) above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: September 4, 2007	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer